EPOLIN, INC.
                           358-364 Adams Street
                         Newark, New Jersey 07105
                            TEL: (973) 465-9495



VIA EDGAR

January 24, 2011

Jeffrey Gordon
Staff Accountant
Division of Corporation Finance
Securities and Exchange Commission
100 F. Street, N.E.
Washington, DC 20549

Re:  Epolin, Inc.
     Form 10-K for the Fiscal Year ended February 28, 2010
     Forms 10-Q for the Fiscal Quarters ended May 31, 2010 and August 31,
     2010
     File No. 0-17741

Dear Mr. Gordon:

We are in receipt of the comment letter dated January 14, 2011 from the Commission (the "Comment Letter").

This will confirm your conversation with our counsel, David M. Kaye, Esq., of Kaye Cooper Fiore Kay & Rosenberg, LLP (telephone 973-443-0600; fax 973-443-0609), in which it was agreed that our responses to the Comment Letter will be provided on or before Monday, February 14, 2011.

Thank you for your cooperation.

Very truly yours,

EPOLIN, INC.

/s/ James Ivchenko
James Ivchenko
President